Exhibit 99.1

NEWS RELEASE

Media Contact:	Doug Kline
Sempra Energy
(877) 340-8875
www.sempra.com

Financial Contact:	Kendall Helm
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY EARNINGS RISE IN

SECOND QUARTER 2014

•

Cameron LNG Receives FERC Authorization to Construct; Liquefaction-Export Project Advances with Final Investment Decision, Execution of Financing Documents

•

California Utilities Gain Regulatory Approval for Pipeline Safety Enhancement Plan

•

2014 Earnings-per-Share Guidance Range of $4.25 to $4.55 Reaffirmed; Company Expects to Be at or Above Midpoint

SAN DIEGO, Aug. 7, 2014 – Sempra Energy (NYSE: SRE) today reported second-quarter 2014 earnings of $269 million, or $1.08 per diluted share, up from 2013 earnings of $245 million, or $0.98 per diluted share.

Second-quarter 2013 financial results included retroactive impacts for San Diego Gas & Electric (SDG&E) and Southern California Gas Co. (SoCalGas), based on the final California Public Utilities Commission (CPUC) General Rate Case decision issued in May 2013:  $77 million for the 2012 operations of SDG&E and SoCalGas; and $29 million for the first-quarter 2013 operations of SDG&E and SoCalGas.  Offsetting the retroactive earnings from the General Rate Case was a $119 million charge in the second quarter 2013 related to Southern California Edison’s decision to permanently retire the San Onofre Nuclear Generating Station (SONGS).  Excluding the SONGS charge and the retroactive earnings from the General Rate Case, Sempra Energy’s second-quarter 2013 adjusted earnings were $258 million, or $1.04 per diluted share.

Sempra Energy’s earnings for the first six months of 2014 increased to $516 million, or $2.07 per diluted share, from $423 million, or $1.70 per diluted share in the first six months of 2013.  SDG&E recorded an additional $9 million charge in the first quarter 2014 related to the closure of SONGS.  Excluding the SONGS charges in both years and the $77 million General Rate Case benefit in 2013 related to 2012 operations, Sempra Energy’s adjusted earnings for the first six months of 2014 were $525 million, or $2.11 per diluted share, compared with adjusted earnings of $465 million, or $1.87 per diluted share, in the year-earlier period.

 “Our financial performance in the second quarter and the first half of 2014 was strong and consistent with our full-year earnings guidance,” said Debra L. Reed, chairman and CEO of Sempra Energy.  “Additionally, we have made significant progress on several of our key projects.  With permitting nearly complete for the Cameron LNG liquefaction-export project, we and our partners have made the final investment decision to proceed and we plan to break ground later this year.  Our California utilities received the final CPUC decision that will allow them to move forward with their Pipeline Safety Enhancement Plan.  And, last week, Sempra U.S. Gas & Power signed a long-term power-purchase agreement with Southern California Edison for a major expansion of our Copper Mountain Solar complex in Nevada.”

  Yesterday, affiliates of Sempra Energy, Mitsubishi Corporation, Mitsui & Co., Ltd. and GDF SUEZ S.A., executed financing documents and completed the final investment decision to proceed with the Cameron LNG liquefaction-export project.  The three-train liquefaction facility in Hackberry, La., will provide an export capability of 12 million tonnes per annum of liquefied natural gas (LNG), or approximately 1.7 billion cubic feet per day (Bcf/d).  On June 19, Cameron LNG received authorization from the Federal Energy Regulatory Commission to site, construct and operate the facility.

CALIFORNIA UTILITIES

San Diego Gas & Electric

Earnings for SDG&E were $123 million in the second quarter 2014, up from $65 million in last year’s second quarter, due primarily to higher CPUC base margin and improved operating results.  SDG&E’s second-quarter 2013 earnings included $69 million in retroactive earnings from the General Rate Case decision, offset by the $119 million charge related to the closure of SONGS.  Excluding the SONGS charge and the retroactive earnings from the General Rate Case, SDG&E’s adjusted second-quarter 2013 earnings were $115 million.

SDG&E’s earnings for the first six months of 2014 were $222 million, compared with $156 million in 2013.  Excluding the charges related to SONGS in both years and 2013 retroactive earnings from the General Rate Case related to 2012 operations, SDG&E’s adjusted earnings for the first six months of 2014 were $231 million, compared with adjusted earnings of $223 million in the first half of 2013.

Southern California Gas Co.

SoCalGas earnings in the second quarter 2014 were $80 million, compared with $118 million in last year’s second quarter.  SoCalGas’ second-quarter 2013 earnings included $37 million in retroactive earnings from the General Rate Case decision.  Excluding the retroactive earnings from the General Rate Case, SoCalGas’ adjusted second-quarter 2013 earnings were $81 million.

In the first half of 2014, SoCalGas’ earnings were $158 million, compared with $164 million in the year-ago period.  Excluding retroactive earnings from the General Rate Case related to 2012 operations, SoCalGas’ adjusted earnings in the first six months of 2013 were $139 million.

On June 12, the CPUC issued a final decision on SoCalGas’ and SDG&E’s Pipeline Safety Enhancement Plan application, adopting the utilities’ implementation plan and approving a process for cost recovery.  In 2011, the CPUC ordered each of the state’s natural gas utilities to develop an implementation plan for orderly and cost-effective testing or replacement of all natural gas transmission pipelines that have not been pressure-tested.

SEMPRA INTERNATIONAL

Sempra South American Utilities

In the second quarter 2014, Sempra South American Utilities had earnings of $42 million, up from $34 million in the second quarter 2013, due primarily to growth in customers and energy sales, as well as reduced operating costs.

For the first six months of 2014, earnings for Sempra South American Utilities were $77 million, compared with $71 million in the first six months of 2013.

Sempra Mexico

Sempra Mexico’s second-quarter earnings increased to $34 million from $26 million in 2013, due primarily to regulatory earnings from projects in construction.

For the first six months of 2014, Sempra Mexico had earnings of $76 million, up from $57 million in the first half of 2013.

On July 16, Sempra Energy’s Mexican subsidiary, IEnova, announced the completion of the sale to a wholly owned subsidiary of InterGen N.V. of 50 percent of the first phase of Energía Sierra Juárez, a 155-megawatt (MW) wind energy project in Baja California, Mexico.  The first phase of the project is expected to come online in the first half of 2015.  Energía Sierra Juárez has a 20-year power-purchase agreement with SDG&E.

SEMPRA U.S. GAS & POWER

Sempra Renewables

Second-quarter earnings for Sempra Renewables were $18 million, compared with $15 million in 2013.

In the first half of 2014, earnings for Sempra Renewables were $46 million, up from $19 million during the same period last year, due primarily to a $16 million gain in the first quarter 2014 on the sale of a 50-percent equity interest in the Copper Mountain Solar 3 facility.

On July 31, Sempra U.S. Gas & Power signed a 20-year power-purchase agreement with Southern California Edison for the Copper Mountain Solar 4 project.  The agreement is for a 94-MW expansion, bringing total capacity to 550 MW at the Nevada solar energy complex.  Pending CPUC approval of the agreement, Copper Mountain Solar 4 is expected to be operational by the end of 2016.

Sempra Natural Gas

Earnings for Sempra Natural Gas in the second quarter 2014 were $4 million, compared with $9 million in the second quarter 2013.

For the first six months of 2014, Sempra Natural Gas had earnings of $13 million, compared with $62 million in the first half of 2013.  Earnings in the first six months of 2013 included a $44 million first-quarter gain on the sale of a portion of the Mesquite Power plant.

In June, Sempra U.S. Gas & Power and its partners in the Rockies Express Pipeline initiated service on the 14.3-mile Seneca Lateral, allowing natural gas to be delivered to points west in Ohio, Indiana and Illinois.  The 1.8 Bcf/d of east-to-west capacity on the Rockies Express Pipeline now is fully contracted under long-term agreements.

EARNINGS GUIDANCE

Sempra Energy today said that, based on results to date and the outlook for the second half of the year, the company expects to achieve earnings at or above the midpoint of its 2014 earnings-per-share guidance range of $4.25 to $4.55.

INTERNET BROADCAST

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. EDT with senior management of the company.  Access is available by logging onto the website at www.sempra.com.  For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 9576063.

NON-GAAP FINANCIAL MEASURES

Non-GAAP financial measures include Sempra Energy’s adjusted earnings and adjusted earnings per share for second quarter 2013 and the first six months of 2014 and 2013.  Adjusted earnings for 2014 and 2013 for SDG&E and for 2013 for SoCalGas also are non-GAAP measures.  Additional information regarding these non-GAAP measures is in the appendix on Table A of the second-quarter financial tables.

Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2013 revenues of more than $10.5 billion.  The Sempra Energy companies’ 17,000 employees serve more than 31 million consumers worldwide.

###

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by words like “believes,” “expects,” “anticipates,” “plans,” “estimates,”  “projects,” “forecasts,” “contemplates,” “intends,” “depends,” “should,” “could,” “would,” “will,” “may,” “potential,” “target,” “pursue,” “goals,” “outlook,” “maintain” or similar expressions, or discussions of guidance, strategies, plans, goals, opportunities, projections, initiatives, objectives or intentions.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments; actions and the timing of actions, including issuances of permits to construct and licenses for operation, by the California Public Utilities Commission, California State Legislature, U.S. Department of Energy, Federal Energy Regulatory Commission, Nuclear Regulatory Commission, Atomic Safety and Licensing Board, California Energy Commission, U.S. Environmental Protection Agency, California Air Resources Board and other regulatory, governmental and environmental bodies in the United States and other countries in which we operate; capital markets conditions, including the availability of credit and the liquidity of our investments; the timing and success of business development efforts and construction, maintenance and capital projects, including risks in obtaining permits, licenses, certificates and other authorizations on a timely basis and risks in obtaining adequate and competitive financing for such projects; delays in the timing of costs incurred and the timing of regulatory agency authorization to recover such costs in rates from customers; inflation, interest and exchange rates; the impact of benchmark interest rates, generally Moody’s A-rated utility bond yields, on our California utilities’ cost of capital; energy markets, including the timing and extent of changes and volatility in commodity prices; the availability of electric power, natural gas and liquefied natural gas, including disruptions caused by failures in the North American transmission grid, pipeline explosions and equipment failures and the decommissioning of San Onofre Nuclear Generating Station (SONGS); weather conditions, natural disasters, catastrophic accidents, and conservation efforts; risks inherent with nuclear power facilities and radioactive materials storage, including the catastrophic release of such materials, the disallowance of the recovery of the investment in, or operating costs of, the nuclear facility due to an extended outage and facility closure, and increased regulatory oversight; risks that partners or counterparties will be unable or unwilling to fulfill their contractual commitments; risks posed by decisions and actions of third parties who control the operations of investments in which we do not have a controlling interest; wars, terrorist attacks that threaten system operations and critical infrastructure, and cybersecurity threats to the energy grid and the confidentiality of proprietary information and the personal information of customers;  business, regulatory, environmental and legal decisions and requirements; expropriation of assets by foreign governments and title and other property disputes; the impact on reliability of San Diego Gas & Electric Company’s electric transmission and distribution system due to increased amount and variability of power supply from renewable energy sources; the impact on competitive customer rates of the growth in distributed and local power generation and the corresponding decrease in demand for power delivered through San Diego Gas & Electric Company’s electric transmission and distribution system; the inability or determination not to enter into long-term supply and sales agreements or long-term firm capacity agreements, due to insufficient market interest, unattractive pricing or other factors; the resolution of litigation; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the company.  These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the Securities and Exchange Commission. These reports are available through the EDGAR system free-of-charge on the SEC’s website, www.sec.gov, and on the company’s website at www.sempra.com.

Investors should not rely unduly on any forward-looking statement. These forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to update or revise these forecasts or projections or other forward-looking statements, whether as a result of new information, future events or otherwise.

Sempra International, LLC, and Sempra U.S. Gas & Power, LLC, are not the same companies as the California utilities, San Diego Gas & Electric (SDG&E) or Southern California Gas Company (SoCalGas), and Sempra International, LLC, and Sempra U.S. Gas & Power, LLC, are not regulated by the California Public Utilities Commission. Sempra International’s underlying entities include Sempra Mexico and Sempra South American Utilities. Sempra U.S. Gas & Power’s underlying entities include Sempra Renewables and Sempra Natural Gas.

SEMPRA ENERGY
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
(Dollars in millions, except per share amounts)	2014	2013	2014	2013
	(unaudited)
REVENUES
Utilities	$ 2,370	$ 2,332	$ 4,855	$ 4,666
Energy-related businesses	308	319	618	635
Total revenues	2,678	2,651	5,473	5,301
EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(395)	(365)	(1,015)	(921)
Cost of electric fuel and purchased power	(571)	(477)	(1,081)	(924)
Energy-related businesses:
Cost of natural gas, electric fuel and purchased power	(126)	(94)	(264)	(205)
Other cost of sales	(42)	(49)	(80)	(97)
Operation and maintenance	(729)	(740)	(1,405)	(1,464)
Depreciation and amortization	(288)	(247)	(574)	(542)
Franchise fees and other taxes	(92)	(81)	(197)	(187)
Plant closure (loss) adjustment	-	(200)	13	(200)
Gain on sale of equity interest and assets	2	-	29	74
Equity earnings, before income tax	23	8	40	18
Other income, net	49	26	89	63
Interest income	5	4	9	10
Interest expense	(138)	(138)	(274)	(276)
Income before income taxes and equity earnings
of certain unconsolidated subsidiaries	376	298	763	650
Income tax expense	(93)	(32)	(220)	(210)
Equity earnings, net of income tax	9	1	15	5
Net income	292	267	558	445
Earnings attributable to noncontrolling interests	(22)	(21)	(41)	(19)
Preferred dividends of subsidiaries	(1)	(1)	(1)	(3)
Earnings	$ 269	$ 245	$ 516	$ 423

Basic earnings per common share	$ 1.10	$ 1.00	$ 2.10	$ 1.74
Weighted-average number of shares outstanding, basic (thousands)	245,688	243,603	245,484	243,449

Diluted earnings per common share	$ 1.08	$ 0.98	$ 2.07	$ 1.70
Weighted-average number of shares outstanding, diluted (thousands)	250,061	248,515	249,816	248,279

Dividends declared per share of common stock	$ 0.66	$ 0.63	$ 1.32	$ 1.26

SEMPRA ENERGY
Table A (Continued)

Sempra Energy Consolidated

RECONCILIATION OF SEMPRA ENERGY GAAP EARNINGS TO SEMPRA ENERGY ADJUSTED EARNINGS EXCLUDING
PLANT CLOSURE LOSS IN 2013 AND 2014 AND RETROACTIVE IMPACTS OF 2012 GENERAL RATE CASE (GRC) IN 2013 (Unaudited)

Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share exclude 1) in the three months ended June 30, 2013, a $119 million loss from plant closure resulting from the early retirement of the San Onofre Nuclear Generating Station (SONGS) and $77 million and $29 million retroactive impact of the 2012 GRC for the full-year 2012 and for the first quarter of 2013, respectively; 2) in the six months ended June 30, 2014, a $9 million charge to adjust the total loss from plant closure (in addition to the amount recorded in the second quarter of 2013) based upon a proposed settlement agreement filed with the California Public Utilities Commission (CPUC) in April 2014; and 3) in the six months ended June 30, 2013, the $119 million loss from plant closure and $77 million retroactive impact of the 2012 GRC for the full-year 2012. These are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States of America). Because of the significance and nature of these items, management believes that these non-GAAP financial measures provide a more meaningful comparison of the performance of Sempra Energy's business operations from 2014 to 2013 and to future periods, and also as a base for projection of future compounded annual growth rate. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy Earnings and Diluted Earnings Per Common Share, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in millions, except per share amounts)	2014	2013	2014	2013
Sempra Energy GAAP Earnings	$ 269	$ 245	$ 516	$ 423
Add: Plant closure loss	-	119	9	119
Less: Retroactive impact of 2012 GRC for full-year 2012	-	(77)	-	(77)
Less: Retroactive impact of 2012 GRC for first quarter of 2013	-	(29)	-	-
Sempra Energy Adjusted Earnings	$ 269	$ 258	$ 525	$ 465

Diluted earnings per common share:
Sempra Energy GAAP Earnings	$ 1.08	$ 0.98	$ 2.07	$ 1.70
Sempra Energy Adjusted Earnings	$ 1.08	$ 1.04	$ 2.11	$ 1.87
Weighted-average number of shares outstanding, diluted (thousands)	250,061	248,515	249,816	248,279

San Diego Gas & Electric Company (SDG&E) and Southern California Gas Company (SoCalGas)

RECONCILIATION OF SDG&E AND SOCALGAS GAAP EARNINGS TO ADJUSTED EARNINGS EXCLUDING PLANT CLOSURE LOSS
AT SDG&E IN 2013 AND 2014 AND RETROACTIVE IMPACTS OF 2012 GRC AT BOTH SDG&E AND SOCALGAS IN 2013 (Unaudited)

SDG&E Adjusted Earnings exclude 1) in the three months ended June 30, 2013, a $119 million loss from plant closure resulting from the early retirement of SONGS and $52 million and $17 million retroactive impact of the 2012 GRC for the full-year 2012 and for the first quarter of 2013, respectively; 2) in the six months ended June 30, 2014, a $9 million charge to adjust the total loss from plant closure (in addition to the amount recorded in the second quarter of 2013) based upon a proposed settlement agreement filed with the CPUC in April 2014; and 3) in the six months ended June 30, 2013, the $119 million loss from plant closure and $52 million retroactive impact of the 2012 GRC for the full-year 2012. These are non-GAAP financial measures. SoCalGas Adjusted Earnings exclude 1) in the three months ended June 30, 2013, $25 million and $12 million retroactive impact of the 2012 GRC for the full-year 2012 and for the first quarter of 2013, respectively; and 2) in the six months ended June 30, 2013, $25 million retroactive impact of the 2012 GRC for the full-year 2012. These are non-GAAP financial measures. Because of the significance and nature of these items, management believes that these non-GAAP financial measures provide a more meaningful comparison of the performance of SDG&E's and SoCalGas' business operations from 2014 to 2013 and to future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to SDG&E Earnings and SoCalGas Earnings, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in millions)	2014	2013	2014	2013
SDG&E GAAP Earnings	$ 123	$ 65	$ 222	$ 156
Add: Plant closure loss	-	119	9	119
Less: Retroactive impact of 2012 GRC for full-year 2012	-	(52)	-	(52)
Less: Retroactive impact of 2012 GRC for first quarter of 2013	-	(17)	-	-
SDG&E Adjusted Earnings	$ 123	$ 115	$ 231	$ 223

SoCalGas GAAP Earnings	$ 80	$ 118	$ 158	$ 164
Less: Retroactive impact of 2012 GRC for full-year 2012	-	(25)	-	(25)
Less: Retroactive impact of 2012 GRC for first quarter of 2013	-	(12)	-	-
SoCalGas Adjusted Earnings	$ 80	$ 81	$ 158	$ 139

SEMPRA ENERGY
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Dollars in millions)	2014	2013(1)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 789	$ 904
Restricted cash	20	24
Accounts receivable, net	1,239	1,522
Due from unconsolidated affiliates	4	4
Income taxes receivable	122	85
Deferred income taxes	390	301
Inventories	267	287
Regulatory balancing accounts – undercollected	780	556
Other regulatory assets	40	38
Fixed-price contracts and other derivatives	101	106
Asset held for sale, power plant	293	-
Other	150	170
Total current assets	4,195	3,997

Investments and other assets:
Restricted cash	29	25
Due from unconsolidated affiliate	38	14
Regulatory assets arising from pension and other postretirement benefit obligations	449	435
Other regulatory assets	2,101	2,113
Nuclear decommissioning trusts	1,096	1,034
Investments	1,769	1,575
Goodwill	1,000	1,024
Other intangible assets	421	426
Sundry	1,197	1,141
Total investments and other assets	8,100	7,787
Property, plant and equipment, net	26,012	25,460
Total assets	$ 38,307	$ 37,244

Liabilities and Equity
Current liabilities:
Short-term debt	$ 1,238	$ 545
Accounts payable	1,154	1,215
Dividends and interest payable	277	271
Accrued compensation and benefits	271	376
Regulatory balancing accounts – overcollected	-	91
Current portion of long-term debt	195	1,147
Fixed-price contracts and other derivatives	50	55
Customer deposits	149	154
Other	548	515
Total current liabilities	3,882	4,369
Long-term debt	12,323	11,253

Deferred credits and other liabilities:
Customer advances for construction	150	155
Pension and other postretirement benefit obligations, net of plan assets	675	667
Deferred income taxes	3,010	2,804
Deferred investment tax credits	40	42
Regulatory liabilities arising from removal obligations	2,746	2,623
Asset retirement obligations	2,018	2,084
Fixed-price contracts and other derivatives	223	228
Deferred credits and other	1,189	1,169
Total deferred credits and other liabilities	10,051	9,772
Equity:
Total Sempra Energy shareholders’ equity	11,194	11,008
Preferred stock of subsidiary	20	20
Other noncontrolling interests	837	822
Total equity	12,051	11,850
Total liabilities and equity	$ 38,307	$ 37,244

(1)	Derived from audited financial statements.

SEMPRA ENERGY
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
(Dollars in millions)	2014	2013
	(unaudited)
Cash Flows from Operating Activities
Net income	$558	$445
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	574	542
Deferred income taxes and investment tax credits	105	251
Gain on sale of equity interest and assets	(29)	(74)
Plant closure (adjustment) loss	(13)	200
Equity earnings	(55)	(23)
Fixed-price contracts and other derivatives	(17)	(28)
Other	(6)	1
Net change in other working capital components	(125)	20
Changes in other assets	21	(237)
Changes in other liabilities	21	8
Net cash provided by operating activities	1,034	1,105

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(1,513)	(1,130)
Expenditures for investments	(160)	(5)
Proceeds from sale of equity interest and assets, net of cash sold	66	384
Proceeds from U.S. Treasury grants	―	74
Distributions from investments	6	95
Purchases of nuclear decommissioning and other trust assets	(356)	(330)
Proceeds from sales by nuclear decommissioning and other trusts	350	326
Decrease in restricted cash	87	143
Increase in restricted cash	(87)	(186)
Advances to unconsolidated affiliates	(24)	―
Other	10	2
Net cash used in investing activities	(1,621)	(627)

Cash Flows from Financing Activities
Common dividends paid	(301)	(299)
Preferred dividends paid by subsidiaries	(1)	(3)
Issuances of common stock	28	22
Repurchases of common stock	(37)	(45)
Issuances of debt (maturities greater than 90 days)	2,345	894
Payments on debt (maturities greater than 90 days)	(1,475)	(1,134)
Proceeds from sale of noncontrolling interests, net of $25 in offering costs	―	574
Decrease in short-term debt, net	(54)	(10)
Distributions to noncontrolling interests	(23)	(13)
Other	(10)	18
Net cash provided by financing activities	472	4

Effect of exchange rate changes on cash and cash equivalents	―	(3)

(Decrease) increase in cash and cash equivalents	(115)	479
Cash and cash equivalents, January 1	904	475
Cash and cash equivalents, June 30	$789	$954

SEMPRA ENERGY
Table D

SEGMENT EARNINGS AND CAPITAL EXPENDITURES & INVESTMENTS

	Three months ended June 30,		Six months ended June 30,
(Dollars in millions)	2014	2013	2014	2013
	(unaudited)
Earnings (Losses)
California Utilities:
San Diego Gas & Electric	$ 123	$ 65	$ 222	$ 156
Southern California Gas	80	118	158	164
Sempra International:
Sempra South American Utilities	42	34	77	71
Sempra Mexico	34	26	76	57
Sempra U.S. Gas & Power:
Sempra Renewables	18	15	46	19
Sempra Natural Gas	4	9	13	62
Parent and other	(32)	(22)	(76)	(106)
Earnings	$ 269	$ 245	$ 516	$ 423

	Three months ended June 30,		Six months ended June 30,
(Dollars in millions)	2014	2013	2014	2013
	(unaudited)
Capital Expenditures and Investments
California Utilities:
San Diego Gas & Electric	$ 249	$ 209	$ 543	$ 446
Southern California Gas	240	161	500	340
Sempra International:
Sempra South American Utilities	58	44	90	66
Sempra Mexico	114	100	189	161
Sempra U.S. Gas & Power:
Sempra Renewables	165	55	276	66
Sempra Natural Gas	27	29	67	55
Parent and other	7	1	8	1
Consolidated Capital Expenditures and Investments	$ 860	$ 599	$ 1,673	$ 1,135

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended June 30,		Six months ended June 30,
UTILITIES	2014	2013	2014	2013

California Utilities - SDG&E and SoCalGas
Gas Sales (bcf)(1)	68	74	180	214
Transportation (bcf)(1)	158	162	320	330
Total Deliveries (bcf)(1)	226	236	500	544
Total Gas Customers (Thousands)			6,720	6,692

Electric Sales (Millions of kWhs)(1)	3,827	3,792	7,724	7,816
Direct Access (Millions of kWhs)	816	759	1,704	1,594
Total Deliveries (Millions of kWhs)(1)	4,643	4,551	9,428	9,410
Total Electric Customers (Thousands)			1,413	1,405

Other Utilities
Natural Gas Sales (bcf)
Mexico	5	6	11	12
Mobile Gas(2)	9	10	20	21
Willmut Gas	1	1	2	2
Natural Gas Customers (Thousands)
Mexico			102	95
Mobile Gas			86	87
Willmut Gas			19	19
Electric Sales (Millions of kWhs)
Peru	1,817	1,742	3,668	3,488
Chile	708	689	1,496	1,450
Electric Customers (Thousands)
Peru			1,013	977
Chile			648	633

ENERGY-RELATED BUSINESSES

Sempra International
Power Sold (Millions of kWhs)
Sempra Mexico	830	736	1,932	1,835

Sempra U.S. Gas & Power
Power Sold (Millions of kWhs)
Sempra Renewables(3)	641	683	1,279	1,381
Sempra Natural Gas(4)	1,183	795	2,435	1,927

(1) Includes intercompany sales.
(2)	Includes transportation.
(3)	Includes 50% of total power sold related to wind projects in which Sempra Energy has a 50% ownership. These subsidiaries are not consolidated within Sempra Energy and the related investments are accounted for under the equity method.
(4)	Sempra Natural Gas sold one 625-megawatt (MW) block of its 1,250-MW Mesquite Power natural gas-fired power plant in February 2013.